Exhibit 3.1

CERTIFICATE OF INCORPORATION
OF
THE LOVESAC COMPANY

Article I
NAME

The name of the corporation (hereinafter, the “Corporation”) is The Lovesac Company.

Article II
ADDRESS AND REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

Article III
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

Article IV
CAPITAL STOCK

Section 1.       Authorized Shares. The aggregate number of shares which the Corporation shall have authority to issue is 125,000,000; of which 25,000,000 shares of the par value of $0.00001 shall be designated Preferred Stock and 100,000,000 shares of the par value of $0.00001 shall be designated Common Stock.

Section 2.       Preferred Stock Designation. The Board is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series, to the full extent now or hereafter permitted by the laws of the State of Delaware and the DGCL. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

Section 3.       Assessment of Stock. The capital stock of the Corporation, after the amount of the subscription price has been fully paid in, shall not be assessable for any purpose, and no stock issued as fully paid shall ever be assessable or assessed. No stockholder of the Corporation is individually liable for the debts or liabilities of the Corporation.

Section 4.       Increase or Decrease in Authorized Capital Stock. The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote generally in the election of directors, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), voting together as a single class, without a separate vote of the holders of the class or classes the number of authorized shares of which are being increased or decreased, unless a vote by any holders of one or more series of Preferred Stock is required by the express terms of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Section 2 of this Article IV.

Section 5.       Incorporator. The name and mailing address of the incorporator is as follows:

Miguel de Leon Perez

Duane Morris LLP

1540 Broadway

New York, NY 10036

Article V
DIRECTORS

Section 1.       Number of Directors. The members of the governing board of the Corporation are styled as directors. The board of directors of the Corporation shall be elected in such manner as shall be provided in the Bylaws of the Corporation. The number of directors shall be not less than five (5) nor more than seven (7). The number of directors may be changed from time to time within this range in such manner as shall be provided in the Bylaws of the Corporation.

Section 2.       Ballot and Nominees. Nominations by stockholders of persons for election to the Board shall be made only in accordance with the procedures set forth in the Bylaws of the Corporation. Elections of directors need not be by written ballot except and to the extent provided in the Bylaws of the Corporation.

Section 3.       Removal and Filling of Newly Created Directorships. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board, may be removed from office with or without cause, at any time, only by the affirmative vote of the holders of a majority of the shares of voting stock then outstanding. Subject to the rights of the holders of any series of Preferred Stock, newly created directorships resulting from any increase in the number of directors shall be filled by the Board by the affirmative vote of a majority of the directors then in office, or by the stockholders holding at least sixty-six and two-thirds percent (66 2/3%) of the issued and outstanding shares of Common Stock that are present or represented at a special meeting of stockholders called for such purpose, voting together as a single class.

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Section 4.       Election and Vacancies. Directors shall be elected at each annual meeting of stockholders, and each director elected shall hold office until such director’s successor has been elected and qualified, subject, however, to earlier death, resignation or removal from office. Except as otherwise provided for or fixed by or pursuant to the provisions of Article IV of this Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock, any vacancies on the Board resulting from death, resignation, removal or other cause shall be filled by the Board by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board, or by a sole remaining director, or by the stockholders holding at sixty-six and two-thirds percent (66 2/3%) of the issued and outstanding shares of Common Stock that are present or represented at a special meeting of stockholders called for such purpose, voting together as a single class. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been assigned by the Board of Directors and until his or her successor shall be duly elected and qualified.

Section 5.       Advance Notice of Nominations. Subject to Article IX of this Certificate of Incorporation, advance notice of nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

Section 6.       Classification of Directors. Upon resolution duly adopted by the Board of Directors at any time from and after the filing of this Certificate of Incorporation, and subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, the directors of the Corporation shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. The initial assignment of members of the Board of Directors to each such class shall be made by the Board of Directors. The term of office of the initial Class I directors shall expire at the first regularly scheduled annual meeting of the stockholders following the Effective Date, the term of office of the initial Class II directors shall expire at the second annual meeting of the stockholders following the Effective Date and the term of office of the initial Class III directors shall expire at the third annual meeting of the stockholders following the effective date of the Board resolution approving the classification of the Board. At each annual meeting of stockholders, commencing with the first regularly-scheduled annual meeting of stockholders following the effective date of such Board resolution, each of the successors elected to replace the directors of a Class whose term shall have expired at such annual meeting shall be elected to hold office until the third annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, if the number of directors that constitutes the Board of Directors is changed, any newly created directorships or decrease in directorships shall be so apportioned by the Board of Directors among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

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Article VI
BYLAWS

The Board of Directors is authorized to adopt, amend or repeal any and all provisions of the Bylaws of the Corporation by a vote of at least two-thirds of all directors who constitute the Board of Directors, except as and to the extent provided in the Bylaws. Notwithstanding any other provision of this Certificate of Incorporation or the Bylaws of this Corporation (and notwithstanding that some lesser percentage may be specified by law), no provision of the Bylaws of the Corporation shall be amended, modified or repealed by the stockholders of the Corporation, nor shall any provision of the Bylaws of the Corporation inconsistent with any such provision be adopted by the stockholders of the Corporation, unless approved by the affirmative vote of holders of at least seventy-five (75%) of the issued and outstanding shares of Common Stock. Any purported amendment to the Bylaws which would add thereto a matter not expressly covered in the Bylaws prior to such purported amendment shall be deemed to constitute the adoption of a Bylaw provision and not an amendment to the Bylaws.

Article VII
MODIFICATION, AMENDMENT OR REPEAL OF DESIGNATED PROVISIONS

Notwithstanding any other provision of this Certificate of Incorporation, the Bylaws of the Corporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of stock of the Corporation required by law, the affirmative vote (or consent under Article IX, if such consent is then permitted) of at sixty-six and two-thirds percent (66 2/3%) of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision as part of this Certificate of Incorporation inconsistent with the purpose and intent of, all or any portion of Articles V, VI, this Article VII, VIII or IX of this Certificate of Incorporation (including, without limitation, any such Article as renumbered as a result of any amendment, alteration, change, repeal or adoption of any other Article).

Article VIII
LIABILITY AND INDEMNIFICATION

To the fullest extent permitted by the DGCL, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The Corporation shall indemnify, in the manner and to the fullest extent permitted by the DGCL, any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The Corporation may indemnify, in the manner and to the fullest extent permitted by the DGCL, any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Expenses incurred by any such director, officer, employee or agent in defending any such action, suit or proceeding may be advanced by the Corporation prior to the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified as authorized by the DGCL and this Article VIII. The Corporation may, to the fullest extent permitted by the DGCL, purchase and maintain insurance on behalf of any such director, officer, employee or agent against any liability which may be asserted against such person. To the fullest extent permitted by the DGCL, the indemnification provided herein shall include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement and, in the manner provided by the DGCL, any such expenses may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding. The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses to the fullest extent permitted by the DGCL, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may be entitled under any agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. No repeal or modification of the foregoing paragraph shall adversely affect any right or protection of a director of the Corporation existing by virtue of the foregoing paragraph at the time of such repeal or modification.

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Article IX
STOCKHOLDER ACTION

Section 1.       Action by Consent. Any election of directors or other action by the stockholders of the Corporation that can be effected at an annual or special meeting of stockholders can be effected by written consent without a meeting so long as such written consent is signed by the holders of at least the number of shares required to approve such action at a duly held annual or special stockholders meeting at which all shares entitled to vote thereon were present and voted.

Section 2.       Special Meetings. Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to call a special meeting of the holders of such series, special meetings of stockholders of the Corporation may be called only by the Board of Directors, the chairperson of the Board of Directors, the chief executive officer or the president (in the absence of a chief executive officer), and the ability of the stockholders to call a special meeting is hereby specifically denied. The Board of Directors may cancel, postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the stockholders.

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